UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2009

UPSNAP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-50560	20-0118697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Duratech Group Inc. 2920 9th Avenue North Lethbridge, Alberta, Canada T1H 5E4
(Address of principal executive offices)

Registrant’s telephone number, including area code: (403) 320-1778

(Former name or former address, if changed since last report)

This Current Report on Form 8-K is filed by UpSnap, Inc., a Nevada corporation (the “Registrant”), in connection with the matters described herein.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 18, 2009, the Registrant through its principal subsidiary, Duratech Group Inc. (“Duratech”) and all of the contracting parties executed a Purchase Agreement dated as of June 8, 2009 (the “Agreement”), between and among Duratech, 1152645 Alberta Ltd., an Alberta numbered corporation (“Alberta Company”), and Al Kirby, a citizen of Alberta, Canada (“Kirby”) and the principal owner of Alberta Company, pursuant to which Duratech had a right to acquire, subject to the satisfaction prior to closing of certain conditions precedent and after closing certain conditions subsequent, 100% of Al Kirby’s ownership interest in Alberta Company, which reflected 100% of the common voting shares and approximately 76% of the overall ownership of the Alberta Company for consideration consisting of cash having an aggregate market value of approximately $1 million (Canadian Dollars), approximately $924,000 U.S. Dollars based on foreign currency rates on the date of the Agreement.  On June 18, 2009, the parties also entered into a Purchase Agreement and Assignment where Al Kirby agreed to sell and assign all intellectual property rights associated with the Water purification and Waste Water Systems and the Salinating systems to Duratech and all rights to manufacture Soil Remediation units as per the contract.  On June 18, 2009, Al Kirby and Duratech also entered into an Assignment where Al Kirby assigned all intellectual property rights associated with Soil Remediation Process (Nature zone) to Alberta Company.

Pursuant to the Agreement, Duratech will initially pay $500,000 (CAD) cash to Kirby on July 15, 2009 (“initial payment”) plus 1% per month late payment fees if funds are late and $500,000 (CAD) payable over 50 months at rate of $10,000 (CAD) per month (without interest) beginning August 15, 2009 and the 15th of the following months until paid in full.

The consummation of the acquisition is contingent on Duratech completing an acquisition financing that will provide the required $1,000,000 (CAD) in cash, although this contingency has not been expressly made a condition precedent to Duratech’s obligations under the Agreement.  In addition, the Agreement has certain conditions precedent to the obligation of Duratech to consummate the acquisition, such as confirmation that Alberta Company has $900,000 (CAD) in Accounts Receivable and $150,000 (CAD) to $250,000 (CAD) in inventory, approximately $150,000 (CAD) in Assets and $367,000 (CAD) in Liabilities; and validation of Environment Certificate (giving right to operate in Canada).  In addition, the Agreement has certain guarantees by Kirby that survive the closing of the transaction, namely that there are no other liabilities that are not otherwise disclosed, that Kirby has the right to sell his interests in the Alberta Company and the intellectual property, that Kirby has the exclusive rights to manufacture the remediation units and assigns those rights to Duratech.

There would be no shares issued as part of this transaction. At closing, Duratech shall take active control of the Company and daily operations.  As conditions subsequent, Kirby shall sign over his ownership interests (stock certificates) after the first $500,000 (CAD) has been paid, a final accountant prepared financial statement prepared for the cutoff date no later than July 10th and a statement must be given prior to June 30th or prior to the initial payment; and in case of default by Duratech to be able to make payments within 90 days of due date, any ownership which has not been paid for will revert back to Kirby pro rate to the amount which is unpaid.  As of the date of this filing, Duratech has not yet fulfilled the payment of the initial $500,000 (CAD) to Kirby.

The Board of Directors of the Registrant authorized the management of the Registrant and Druatech to enter into the Agreement at a meeting held on June 19, 2009.  The Agreement is a binding agreement between the parties thereto with conditions subsequent, and it embodies all of the material terms and conditions that are necessary to enforce the rights and obligations set forth therein with respect to the subject matter of the Agreement.

ITEM 8.01 OTHER EVENTS

On July 21, 2009, Entech Energy Group (International) Inc. (“Entech” or “Plaintiff”) filed a complaint against Alan Kirby (“Kirby”), 1152645 Alberta Ltd.(“1152645”) and Duratech Group Inc. (“Duratech”) (collectively “Defendants”) in the Court of Queen’s Bench of Alberta, Judicial Centre of Calgary (Solicitor’s File No. 09-1567/BHH), in which it alleges among other claims that Entech and Kirby had entered into a prior agreement on March 1, 2009 in which Plaintiff agreed to purchase all of the intellectual property and reclamation technology used on the soil reclamation business (“Intellectual Property”) and all shares in 1152645 owned by Kirby and would thus be in breach of contract which would preclude Duratech from proceeding with its purchase of 100% of Kirby’s ownership interest in 1152645.  In regards to Duratech, Plaintiff alleges that Duratech unduly interfered with the contractual relations of the Plaintiff and Kirby and 1152645 and induced a breach of agreement between the parties.  In regards to Duratech, Plaintiff requests a declaration that the Intellectual Property and shares of Kirby be held in trust for Plaintiff, that a order for transfer of such intellectual property and shares to the Plaintiff, that damages in an amount to be proven at trial and punitive damages of $1,000,000.  Duratech vehemently denies the allegations of Plaintiff and believe that its claims are without merit.  The Company has engaged Stringham Denecky Law Office, counsel admitted to practice law in the Court of Queen’s Bench of Alberta, and intend to vigorously defend its rights and position to the fullest extent of the law.  These matters have yet to be determined by a court of law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSNAP, INC.

Date: August 31, 2009	By:	/s/ Peter Van Hierden
Peter Van Hierden
Chairman and CEO

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